                                                                       Exhibit 5


                           STOKES & BARTHOLOMEW, P.A.
                                Attorneys At Law
                                 SunTrust Center
                          424 Church Street, Suite 2800
                           Nashville, Tennessee 37219
                             TELEPHONE (615)259-1450
                            TELECOPIER (615)259-1470



                                 April 30, 1996





Board of Directors
Corrections Corporation of America
102 Woodmont Boulevard, Suite 800
Nashville, Tennessee  37205

Gentlemen:

         We have acted as counsel for Corrections Corporation of America (the "Company") in connection with the proposed public offering of a maximum of 2,875,000 shares (which includes an over-allotment option for 375,000 shares) of its common stock, $1.00 par value (the "Common Stock"). The above transaction is described in the Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, to which this opinion is filed as Exhibit 5.

         On the basis of such investigation as we deem necessary, we are of the opinion that:

         1. The Company has been duly incorporated and is as of this date validly existing as a corporation under the laws of the State of Delaware; and

         2. The shares of Common Stock, when issued, will be duly authorized and legally issued, fully paid and nonassessable.

         We hereby consent to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the proxy statement incorporated therein by reference.

                                            Very truly yours,

                                            STOKES & BARTHOLOMEW, P.A.

                                            \s\ Stokes & Bartholomew, P.A.